EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION DECLARES

FIRST QUARTER CASH DIVIDED

HALIFAX, PA, March 23, 2009 — Riverview Financial Corporation announced that on March 18, 2009 its Board of Directors declared the payment of a regular cash dividend of $0.08 per share plus a special cash dividend of $0.02 per share for a total first quarter 2009 cash dividend of $0.10 per share.  The dividend is payable on April 15, 2009 to all shareholders of record as of April 1, 2009.

Riverview Financial Corporation, headquartered in Halifax, PA, is the holding company for Riverview National Bank, headquartered in Marysville, PA.  Riverview National Bank operates five branches under the name The First National Bank of Marysville, a division of Riverview National Bank, and three branches under the name Halifax National Bank, a division of Riverview National Bank.  On December 31, 2008, Riverview Financial Corporation had total assets of $231.9 million.  The symbol for Riverview Financial Corporation’s common stock is “RIVE”.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.